Exhibit 99.1

EMSC NEWS- FOR IMMEDIATE RELEASE

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES

THIRD QUARTER DILUTED EPS of $0.34;

INCREASES 2007 EPS and ADJUSTED EBITDA GUIDANCE

Highlights:

•                                          Diluted earnings per share were $0.34 for the third quarter, an increase of 41.7% compared to the same quarter last year;

•                                          Net revenue was $529.8 million for the third quarter, an increase of 9.1% compared to the same quarter last year;

•                                          Adjusted EBITDA was $53.0 million for the third quarter, an increase of 18.5% compared to the same quarter last year;

•                                          MedicWest Ambulance and Abbott Ambulance acquisitions were closed, and a definitive agreement was signed to purchase River Medical, Inc.; and

•                                          2007 EPS guidance increased to a range of $1.39 - $1.43 per diluted share; and Adjusted EBITDA guidance increased to a range of $210 - $213 million.

Greenwood Village, Colorado (November 6, 2007) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the third quarter and nine months ended September 30, 2007.

William A. Sanger, EMSC Chairman and Chief Executive Officer, said, “The Company continues to execute on its business plan of organic growth, margin improvements, strategic acquisitions, and leveraging our scale and scope of services for national agreements.

“Our acquisitions of ambulance businesses in St. Louis, Las Vegas, Dallas and Atlanta, and our definitive agreement to purchase River Medical, an ambulance company in Arizona, demonstrate our ability to complement organic growth with strategic market expansion.”

Results of Operations for the Three Months Ended September 30, 2007

For the quarter ended September 30, 2007, EMSC’s net revenue totaled $529.8 million, an increase of 9.1%, compared to the same quarter last year. Adjusted EBITDA was $53.0 million,

an increase of 18.5%, compared to the same quarter last year.  A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC’s net income for the third quarter of 2007 was $14.7 million, or $0.34 per diluted share on 43.2 million weighted average diluted shares outstanding, compared to net income of $10.3 million, or $0.24 per diluted share on 42.5 million weighted average diluted shares outstanding, an increase of 41.7% over the same quarter last year. The improvement in earnings is due primarily to improved operating performance driven by higher net revenues and an increase in patient encounters.

Operating cash flows for the quarter ended September 30, 2007, were $37.7 million, compared to $11.2 million during the same quarter last year. Operating cash flows in the quarter ended September 30, 2007 were positively impacted by improved collections in the quarter. Accounts receivable increased $7.1 million in the quarter, compared to an increase of $27.1 million during the same period in 2006. Of the $7.1 million increase in net accounts receivable, $4.9 million was from the acquisition of MedicWest, which did not include the purchase of accounts receivable.

Net cash used in investing activities was $87.9 million for the quarter ended September 30, 2007, compared to $45.8 million for the same quarter last year.  The increase relates primarily to acquisitions of $75.2 million during the quarter ended September 30, 2007, compared to $10.7 million during the same period in 2006.  The increase in acquisitions was partially offset by a $15.0 million reduction in net insurance collateral funding and a $5.3 million reduction in capital expenditures compared to the same period last year.

Net cash provided by financing activities was $43.1 million for the quarter ended September 30, 2007, compared to $12.6 million used for the same quarter last year.  Net cash from financing activities for the quarter ended September 30, 2007 includes net borrowings of $39.0 million under our revolving credit facility, used for acquisitions.  Net cash used in financing activities for the same period in 2006 included unscheduled repayments of approximately $9.4 million on our senior secured credit facility.

Results of Operations for the Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007, EMSC’s net revenue was $1.57 billion, an increase of 9.5% compared to the same period last year.  The Company’s Adjusted EBITDA of $159.7 million, was 24.1% higher compared to the nine months ended September 30, 2006.  Adjusted EBITDA increased 24.7%, excluding restructuring charges of $2.2 million recorded during the nine months ended September 30, 2007 and $1.2 million recorded during the same period in 2006.

EMSC’s net income for the nine months ended September 30, 2007 was $46.4 million, or $1.08 per diluted share ($1.11 per diluted share excluding restructuring charges) on 43.1 million weighted average diluted shares outstanding, compared to net income of $28.3 million or $0.67 per diluted share ($0.68 per diluted share excluding restructuring charges) on 42.4 million weighted average diluted shares outstanding, an increase of 61.2% over the same period last year.

Operating cash flows for the nine months ended September 30, 2007 were $56.9 million, compared to $123.6 million for the same period last year.  Operating cash flows in the nine months ended September 30, 2006 were positively impacted by the collection of approximately $24.0 million related to 2005 hurricane and income tax receivables. Operating cash flows in the nine months ended September 30, 2007 were negatively impacted by increases in accounts receivable. These increases were the result of significant revenue growth at EmCare and collection delays in both operating segments. The collection delays were primarily related to the implementation of our new billing system in certain AMR operating markets and delays in obtaining physician provider numbers for EmCare provider billings. While we expect to collect the net receivables that have been delayed pursuant to both issues, we anticipate that collection of a portion of these receivables will occur in early 2008.  As a result, EMSC expects that cash flow from operations less cash used in non-acquisition related investing activities will be in the range of $60 to $65 million for the year ended December 31, 2007.

Net cash used in investing activities was $111.1 million for the nine months ended September 30, 2007, compared to $87.6 million for the same period last year.  The increase relates primarily to acquisitions of $75.6 million during the nine months ended September 30, 2007, compared to $11.6 million during the same period in 2006.  The increase was partially offset by a $24.5 million reduction in net insurance collateral funding and an $11.1 million reduction in net capital expenditures compared to the same period last year.

Net cash provided by financing activities was $37.3 million for the nine months ended September 30, 2007, compared to $31.6 million used for the same period last year.  Net cash from financing activities for the nine months ended September 30, 2007 includes net borrowings of $39.0 million under our revolving credit facility, used for acquisitions.  Net cash used in financing activities for the same period in 2006 includes unscheduled repayments of approximately $19.4 million on our senior secured credit facility.

Earnings Guidance

EMSC is increasing its Adjusted EBITDA and EPS guidance for the year ended December 31, 2007. The Company expects Adjusted EBITDA to be in the range of $210 million to $213 million from the previously announced guidance of $205 to $210 million. EPS is expected to be in the range of $1.39 to $1.43 per diluted share from previously announced guidance of $1.30 to $1.37 per diluted share.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the quarter ended September 30, 2007, AMR’s net revenue was $310.9 million, an increase of 3.9% compared to the same quarter last year.  Adjusted EBITDA of $26.0 million was an increase of 6.9% over the same quarter last year.  The increase in Adjusted EBITDA is primarily attributable to additional revenue in existing markets and acquisitions.

For the nine months ended September 30, 2007, AMR’s net revenue totaled $914.3 million, an increase of 2.9% compared to the same period last year.  Adjusted EBITDA was $74.3 million,

an increase of 3.3% compared to the same period last year, or 4.7% excluding restructuring charges of $2.2 million recorded during the nine months ended September 30, 2007, and $1.2 million recorded during the same period in 2006.

EmCare

For the quarter ended September 30, 2007, EmCare generated net revenue of $218.8 million, an increase of 17.4% compared to the same quarter last year, resulting from volume and revenue increases on new and existing contracts. Adjusted EBITDA was $27.0 million, an increase of 32.3% compared to the same quarter last year. The increase in Adjusted EBITDA resulted primarily from the net impact of revenue growth during the period and from lower insurance costs.

For the nine months ended September 30, 2007, EmCare produced net revenue of $655.4 million, an increase of 20.3% compared to the same period last year.  Adjusted EBITDA was $85.4 million, an increase of 50.5% compared with the same period last year.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, November 6, 2007, at 11:00 a.m. EST, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2006, EMSC provided services to nearly 10 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other income, realized gain (loss) on investments, interest expense,  and depreciation and amortization.  Adjusted EBITDA is commonly used by management and investors as a performance measure and a liquidity indicator. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range.  Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Financial Statement Presentation Changes

As of the quarter ended June 30, 2007, the Company modified its presentation of interest income derived from restricted funds held for its insurance programs.  Interest income related to these restricted funds, which was previously included as an offset to insurance expense, is now being recorded as a separate line item, “Interest income from restricted assets,” and is included in the Company’s presentation of Adjusted EBITDA. Prior periods have been reclassified for comparative purposes.  The components included in Adjusted EBITDA are the same as the components included in EBITDA in presentations for periods prior to June 30, 2007.

EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

Including a Reconciliation of Income from Operations to Adjusted EBITDA(1)

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net revenue	$529,752	$485,697	$1,569,783	$1,433,272
Compensation and benefits	366,835	333,406	1,079,076	990,380
Operating expenses	82,473	80,513	238,731	216,170
Insurance expense	13,465	13,714	51,242	58,510
Selling, general and administrative expenses	15,876	14,660	44,082	42,669
Depreciation and amortization expense	17,809	16,841	52,165	49,045
Restructuring charges	—	267	2,242	1,186
Income from operations	33,294	26,296	102,245	75,312
Interest income from restricted assets	1,919	1,603	5,294	4,288
Interest expense	(12,652)	(11,532)	(35,281)	(34,269)
Realized gain (loss) on investments	9	88	68	(437)
Interest and other income	602	532	1,791	1,664
Loss on early debt extinguishment	—	(184)	—	(377)
Income before income taxes and equity in earnings of unconsolidated subsidiary	23,172	16,803	74,117	46,181
Income tax expense	(8,672)	(6,540)	(28,146)	(17,956)
Equity in earnings of unconsolidated subsidiary	170	21	425	38
Net income	$14,670	$10,284	$46,396	$28,263

Basic earnings per common share	$0.35	$0.25	$1.12	$0.68
Diluted earnings per common share	$0.34	$0.24	$1.08	$0.67
Weighted average common shares outstanding, basic	41,567,657	41,502,978	41,544,741	41,499,172
Weighted average common shares outstanding, diluted	43,190,779	42,525,620	43,143,997	42,431,108

Other Information
EmCare patient encounters	1,800,340	1,617,932	5,365,668	4,797,242
AMR ambulance transports	733,756	717,737	2,163,784	2,175,352
AMR weighted transports	746,684	732,506	2,203,816	2,221,382

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$33,294	$26,296	$102,245	$75,312
Depreciation and amortization expense	17,809	16,841	52,165	49,045
Interest income from restricted assets	1,919	1,603	5,294	4,288
Adjusted EBITDA	$53,022	$44,740	$159,704	$128,645

(1) These statements provide a reconciliation of Adjusted EBITDA to income from operations; and a reconciliation of income from operations to net income.

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Cash Flows Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Adjusted EBITDA	$53,022	$44,740	$159,704	$128,645
Interest paid	(12,125)	(11,028)	(33,734)	(32,699)
Change in accounts receivable	(7,073)	(27,088)	(71,007)	4,793
Change in other operating assets/liabilities	5,007	3,783	1,289	21,947
Equity based compensation	493	402	1,293	1,031
Other	(1,658)	370	(599)	(123)
Net cash provided by operating activities	$37,666	$11,179	$56,946	$123,594

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Income from Operations to Adjusted EBITDA

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
AMR
Income from operations	$11,041	$10,135	$30,449	$30,855
Depreciation and amortization expense	14,246	13,571	41,707	39,232
Interest income from restricted assets	720	611	2,160	1,833
Adjusted EBITDA (1)	26,007	24,317	74,316	71,920

EmCare
Income from operations	22,253	16,161	71,796	44,457
Depreciation and amortization expense	3,563	3,270	10,458	9,813
Interest income from restricted assets	1,199	992	3,134	2,455
Adjusted EBITDA	27,015	20,423	85,388	56,725

Total
Income from operations	33,294	26,296	102,245	75,312
Depreciation and amortization expense	17,809	16,841	52,165	49,045
Interest income from restricted assets	1,919	1,603	5,294	4,288
Adjusted EBITDA	$53,022	$44,740	$159,704	$128,645

(1)AMR adjusted EBITDA includes $2.2 million of restructuring charges for the nine months ended September 30, 2007, $0.3 million for the three months ended September 30, 2006 and $1.2 million for the nine months ended September 30, 2006.

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$22,394	$39,336
Trade and other accounts receivable, net	492,521	416,450
Other current assets	128,164	76,703
Total current assets	643,079	532,489
Non-current assets:
Property, plant and equipment, net	150,915	147,162
Goodwill and other intangible assets, net	401,882	339,117
Other long-term assets	274,065	299,449
Total assets	$1,469,941	$1,318,217

Liabilities and Equity
Current liabilities	$310,619	$300,962
Long-term debt	518,307	475,616
Insurance reserves and other long-term liabilities	205,451	155,599
Total liabilities	1,034,377	932,177
Total equity	435,564	386,040
Total liabilities and equity	$1,469,941	$1,318,217

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Cash Flows from Operating Activities
Net income	$14,670	$10,284	$46,396	$28,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	25,062	24,200	80,268	68,591
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(7,073)	(27,088)	(71,007)	4,793
Insurance accruals	11	1,364	15	10,351
Other assets and liabilities	4,996	2,419	1,274	11,596
Net cash provided by operating activities	37,666	11,179	56,946	123,594

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(8,818)	(14,098)	(31,270)	(42,394)
Acquisition of businesses, net of cash received	(75,171)	(10,747)	(75,648)	(11,587)
Insurance collateral	(4,267)	(19,258)	(7,300)	(31,773)
Other investing activities	361	(1,666)	3,076	(1,860)
Net cash used in investing activities	(87,895)	(45,769)	(111,142)	(87,614)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	133	104	382	104
EMSC equity issuance costs	—	(1,496)	—	(2,408)
Borrowings under revolving credit facility	70,300	—	70,300	—
Repayments of capital lease obligations and other debt	(32,424)	(11,466)	(35,815)	(25,389)
Increase (decrease) in bank overdrafts	5,130	252	2,387	(3,871)
Net cash provided by (used in) financing activities	43,139	(12,606)	37,254	(31,564)

Change in cash and cash equivalents	(7,090)	(47,196)	(16,942)	4,416
Cash and cash equivalents, beginning of period	29,484	69,660	39,336	18,048
Cash and cash equivalents, end of period	$22,394	$22,464	$22,394	$22,464

Non-cash Activities
Re-financing of equipment under existing capital lease	$—	$—	$8,038	$—